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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12B-25
                          NOTIFICATION OF LATE FILING

                                 (Check One):

   [  ] Form 10-K and Form 10-KSB    [  ]  Form 20-F     [ X ] Form 11-K
                [  ] Form 10-Q and Form 10-QSB [  ] Form N-SAR

         For Period Ended: DECEMBER 31, 1997
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         [   ] Transition Report on Form 10-K
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-Q
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: THE ENTIRE FORM 11-K, WHICH CONSISTS VIRTUALLY ENTIRELY OF FINANCIAL STATEMENTS.

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PART I - REGISTRANT INFORMATION

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  Full Name of Registrant:    AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN

  Former Name if Applicable:   N/A

  Address of Principal Executive Office (Street and Number)
                         470 East Paces Ferry Road, N. E, Atlanta, Georgia 30305
                         Attention:    Vincent C. Klinges

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PART II - RULES 12B-25(B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

  (a)  The reasons described in reasonable detail in Part III of this form could
not be eliminated without unreasonable effort or expense;   [ X ] YES   [  ]  NO

  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due
date; and     [ X ] YES   [    ]  NO

  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.    [   ] YES   [X   ]  NO
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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-
F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The preparation of the financial statements required for Form 11-K has been delayed due to the inability of the Plan Sponsor to obtain timely financial information from the third-party Plan Administrator.

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PART IV - OTHER INFORMATION

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(1)  Name and telephone number of person to contact in regard to this notification:

          VINCENT C. KLINGES                       404/261-4381
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             (Name)                      (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                      [ X ] YES   [   ]  NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:

                                                      [   ] YES   [ X ]  NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                                      N/A


              AMERICAN SOFTWARE, INC. 401(K)/PROFIT SHARING PLAN
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 25, 1998  By:          /s/ Vincent C. Klinges
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                          Name and Title:  Vincent C. Klinges,
                           Controller of Plan Sponsor (American Software, Inc.)